Exhibit 10.2

Certain confidential information contained in this exhibit has been omitted by means of redacting a portion of the text and replacing it with [***], pursuant to Regulation S-K Item 601(b)(10) of the Securities Act of 1933, as amended. Certain confidential information has been excluded from this exhibit because it is (i) not material and (ii) the registrant treats such information as private or confidential.

PARTIAL MIPA ASSIGNMENT AND ASSUMPTION AGREEMENT

This Partial MIPA Assignment and Assumption Agreement (this “Agreement”) dated as of August 26, 2026 (“Signing Date”) and effective on the Closing Date (as defined in the License Agreement), is made between Biohaven Bioscience Ireland Limited (“BBIL”) and SK Biopharmaceuticals Co., Ltd. (“SKBP”). BBIL and SKBP are referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, Biohaven Therapeutics Ltd. (“BTL”) is a party to that certain Membership Interest Purchase Agreement, dated February 24, 2022, by and among BTL, Knopp Biosciences LLC (“Knopp”), and Channel Biosciences, LLC, as amended by those certain Amendments to Membership Interest Purchase Agreement, dated May 1, 2024 and December 16, 2025, by and among BTL, Knopp and Biohaven Pharmaceuticals, Inc. (“BPI”), and as assigned by BTL to BBIL pursuant to that certain Assignment and Assumption Agreement, dated as of August 23, 2026, by and between BTL and BBIL (collectively, the “MIPA”);

WHEREAS, pursuant to such Assignment and Assumption Agreement, BTL assigned all of its rights and obligations under the MIPA to BBIL;

WHEREAS, SKBP and BBIL, a limited company organized under the laws of Ireland, at 6th Floor, South Bank House, Barrow Street, Dublin 4, D04 TR29, are Parties to a License Agreement signed concurrently herewith and effective on the Closing Date (the “License Agreement”); and

WHEREAS, the Parties acknowledge and agree that the transactions contemplated by the License Agreement constitute a Qualified Transaction under Section 2.4(l) of the MIPA; and

WHEREAS, the Parties hereto wish to consummate the assignment by BBIL to SKBP, and the assumption by SKBP, of Section 2.4 (Contingent Consideration) and certain related provisions of the MIPA, as contemplated by Section 3.6 of the License Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1.Definitions. Capitalized terms used but not otherwise defined herein will have the meanings ascribed to them in the MIPA.

2.Assignment and Assumption. BBIL hereby irrevocably and unconditionally assigns, transfers, and delivers to SKBP, and SKBP irrevocably and unconditionally assumes and succeeds to, BBIL’s entire right, title and interest in, to, and under Section 2.4 (Contingent Consideration) of the MIPA and related ancillary provisions of the MIPA solely to the extent relevant to effect Section 2.4, [***] (together, the “Assumed Rights and Obligations”); provided that BBIL retains its rights and obligations under such related ancillary provisions of the MIPA to the extent relevant to other operative provisions (i.e., other than Section 2.4) of the MIPA that are not subject to such Assumed Rights and Obligations. For the avoidance of doubt, SKBP shall not assume any liability or obligation arising out of or relating to any breach or default by BBIL or its Affiliates under the MIPA arising from activities conducted or actions taken prior to the Closing Date (as defined in the License Agreement). SKBP hereby unconditionally accepts and assumes the Assumed Rights and Obligations, shall be solely responsible therefor as between the Parties from and after the Closing Date (as defined in the License Agreement), and agrees to exercise, perform, satisfy and discharge in full, when due, the Assumed Rights and Obligations. For the avoidance of doubt, BBIL expressly retains all other right, title and interest in, to and under the MIPA and agrees to perform and discharge, when due, all obligations and liabilities under the MIPA other than the Assumed Rights and Obligations. This Agreement constitutes the writing for the benefit of Knopp contemplated by Section 2.4(l) of the MIPA. For the avoidance of doubt, nothing in this Agreement limits the reassignment and reassumption contemplated by Section 13.8(e) of the License Agreement.

3.Termination Prior to Closing. If the License Agreement is terminated prior to the Closing Date (as defined in the License Agreement), this Agreement shall automatically terminate and be of no force or effect, without any further action by either Party.

4.No Other Liabilities or Obligations Assumed. Except for the express assumption of the Assumed Rights and Obligations as set forth in Section 2 hereinabove, SKBP does not assume and expressly disclaims any other liabilities, representations, warranties, covenants or obligations of BBIL or any of its Affiliates of any kind, nature or description whatsoever under the MIPA.

5.Terms of MIPA and Conflicts. The relevant terms of the MIPA applicable to the Assumed Rights and Obligations are hereby incorporated by reference herein. For the avoidance of doubt, the Parties acknowledge and agree that the terms of the MIPA will not be superseded hereby but will remain in full force and effect to the full extent provided therein. As between the Parties, in the event of any conflict or inconsistency between (i) the terms of the MIPA and the terms hereof, the terms of this Agreement will govern and (ii) the terms of the License Agreement and the terms hereof, the terms of the License Agreement will govern.

6.Further Assurances and Cooperation. At any time and from time to time, from and after the Closing Date (as defined in the License Agreement), each Party hereto will, at its own expense, execute and deliver such other instruments of transfer or assumption and take such other action, in each case, as such other Party may reasonably request to consummate more effectively the transfers, assignment and assumption contemplated by this Agreement. [***] .

7.Representations and Warranties. Each Party hereby represents and warrants (i) it has the requisite power and authority to execute and deliver this Agreement and to perform the transactions contemplated hereby, (ii) all corporate action on the part of such Party necessary to approve or to authorize the execution and delivery of this Agreement and the performance of the transactions contemplated hereby to be performed by it has been duly taken, (iii) this Agreement is a valid and binding obligation of such Party, enforceable in accordance with its terms, subject to the effect of principles of equity and the applicable bankruptcy, insolvency or other similar applicable laws now or hereafter in effect, affecting creditors’ rights generally and other customary qualifications, (iv) its execution and delivery of this Agreement and its performance of its obligations hereunder does not and shall not conflict with, result in a breach of, constitute a default under, or require the consent of any third party under any contract, agreement, or instrument to which it is bound, and (v) it has obtained all third party consents, authorizations and approvals from any contractual counterparty or any other third party that is necessary to assign and assume its rights and obligations hereunder, as applicable. BBIL hereby represents and warrants that (1) [***] and (2) the [***].

8.Confidentiality. As between the Parties, Article 12 (Confidentiality) of the License Agreement will also govern the Parties’ confidentiality obligations under this Agreement.

9.Disputes. Any dispute under this Agreement will be deemed a dispute under the License Agreement and resolved in accordance with Article 15 (Dispute Resolution) therein.

10.Successors and Assigns. Section 16.5 (Assignment) of the License Agreement will also govern, solely as between the Parties, the rights of the Parties to assign or transfer this Agreement, in whole or in part, or any rights or obligations hereunder; provided that SKBP may assign or transfer the Assumed Rights and Obligations [***]. No assignment shall relieve SKBP of its obligations to BBIL unless BBIL expressly agrees otherwise in writing.

11.Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York, U.S., without giving effect to any rules of conflict of laws that would result in the application of the substantive laws of any other jurisdiction.

12.Miscellaneous. Except as specifically modified in this Agreement, the MIPA remains in full force and effect. This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by the Parties to this Agreement. This Agreement may be executed in any number of counterparts, each of which will be an original, but all of which together will constitute one instrument. This Agreement may be executed and delivered electronically or by facsimile and upon such delivery, such electronic or facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other Party. The word “including” and similar words mean including without limitation.

[Signature Page Follows]

Authorized representatives of the Parties have executed below and agree to abide by the terms and conditions contained within.

Biohaven Bioscience Ireland Limited		SK Pharmaceuticals Co., Ltd.

By:	/s/ Clifford Bechtold	By:	/s/ Dong Hoon Lee
Name:	Clifford Bechtold	Name:	Dong Hoon Lee
Title:	Director	Title:	Chief Executive Officer